Exhibit 21


                         Subsidiaries of the Registrant



Programmer's Paradise Catalogs, Inc., a Delaware corporation.
Programmer's Paradise, (Canada) Inc., an Ontario, Canada corporation. Corsoft, Inc., a Delaware corporation.
Lifeboat Distribution, Inc., a Delaware corporation.